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                                                                    Exhibit 21.1


                              LIST OF SUBSIDIARIES

                                Autocam-Pax, Inc.

                          Autocam South Carolina, Inc.

                            Autocam Greenville, Inc.

                            Autocam Acquisition, Inc.

                        Autocam Laser Technologies, Inc.

                           Autocam International Ltd.

                     Autocam International Sales Corporation

                               Autocam Europe B.V.

                                Autocam-Har, Inc.

                              Autocam France, SARL

                               Frank & Pignard, SA

                             Bouverat Industries, SA

                        Autocam do Brasil Usinagem Ltda.

                        Autocam Foreign Sales Corporation